Exhibit 99.3

Appendix I — ASX disclosure and covering note

Co-Chief Executive Officers’ Remuneration Arrangements

8 August 2017

In accordance with ASX Listing Rule 3.16.4, Janus Henderson Group plc (“Janus Henderson”, “Company”) wishes to advise that, further to a review by the new Compensation Committee (“the Committee”), the 2017 financial year remuneration package for co-Chief Executive Officer Andrew Formica has been revised, with effect from merger completion (“Completion”).

Following the successful completion of the merger of equals between Henderson Group plc and Janus Capital Group, Inc, the new Committee met to review and evaluate the remuneration arrangements and structures to be adopted by the Company for the co-Chief Executive Officers.

As detailed in the merger documentation to shareholders, the respective Boards of the pre-merged companies agreed it would be in the best interests of shareholders, clients and employees to continue to be able to call upon the respective talents of both CEOs in the capacity as co-Chief Executive Officers of the combined firm. The structure will support the smooth integration of the people-focused business and help facilitate the achievement of the identified merger synergies. The Board of Janus Henderson continues to believe the current management structure is both appropriate and beneficial for the merged company.

As part of its evaluation, the Committee reviewed the remuneration arrangements for the co-Chief Executive Officers and agreed to use a scorecard approach to drive decisions around compensation and maintain alignment with Company performance. The scorecard approach is broadly based on the arrangements that were in force for Mr. Weil prior to the merger. The scorecard’s performance measures are based upon the same factors used by the Company to evaluate the business and are designed to align co-CEO compensation with performance that the Committee believes drive long-term value for shareholders and clients. In addition to implementing the scorecard approach, the Committee agreed to:

•                  Maintain the current base salaries of Mr. Formica and Mr. Weil;

•                  Align the total compensation opportunity for the co-Chief Executive Officers;

•                  Ensure the total compensation for each co-Chief Executive Officer is competitive and reflects the size and complexity of the newly enlarged Company; and,

•                  Change the performance conditions for ‘in-flight’ awards under the legacy Henderson Long Term Incentive Plan (“LTIP”) and to discontinue the programme, with a replacement award being granted to Mr. Formica in lieu of scheduled awards which had been proposed to be awarded under LTIP 2017.

The attached Appendix One provides a summary of the material changes to the key terms of Mr Formica’s 2017 remuneration. The revised terms will take effect from the date of merger Completion.

The Board of Janus Henderson confirms that no changes have been applied to co-Chief Executive Officer Richard Weil’s 2017 remuneration.

Further information about Executive Director remuneration arrangements will be provided as part of the normal annual disclosures, in the first quarter of 2018.

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Investor enquiries
John Groneman	+44 (0) 20 7818 2106
Global Head of Investor Relations	john.groneman@janushenderson.com

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About Janus Henderson

Janus Henderson is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, quantitative equities, fixed income, multi-asset and alternative asset class strategies.

Janus Henderson has approximately U.S. $345 billion in assets under management (as at 30 June 2017), more than 2,000 employees and offices in 27 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Appendix One

On 7 August 2017 further to the completion of the all-stock merger of equals between Janus Capital Group Inc. and Henderson Group plc (“Completion”), the Compensation Committee (‘the Committee’) of Janus Henderson Group approved a number of changes to the service arrangements of Mr Andrew Formica, co-Chief Executive Officer of Janus Henderson Group.  These changes are set out below.

Incentive arrangements

A new incentive structure will be adopted for the co-Chief Executive Officers, including Mr Andrew Formica, which largely replicates that which was operated at Janus Capital Group Inc. prior to the merger, and already applies to Mr Richard Weil. The key elements of the new incentive structure are set out in the table below:

Key elements of new incentive structure

Incentive Opportunity	Incentive opportunity ranges from 0% to 200% of target incentive Full year incentive target of US$5.6m for 2017(1)

Key Performance Measures

•                  Investment Excellence (30% weighting); 3-year investment performance against benchmark

•                  Financial results (40% weighting); revenue growth, total net flows, and operating income growth

•                  Strategic Results (30% weighting); integration, client service, and operational excellence

Delivery	• Cash component – 50%(2) • Restricted Share Units (RSUs) – 25%(2) • Performance Share Units (PSUs) – 25%

Vesting and release	• Cash – immediate in Q1 2018, following end of performance year • RSUs – vesting in line with the Company’s standard deferral policy • PSUs –vest in a single tranche after 3 years

(1) It should be noted that, for 2017, the new arrangements will apply for Mr Formica from the date of Completion, with the prior arrangements applying in the period prior to that date.

(2) Note: in the event that mandatory deferral requirements (for example under the AIFMD or UCITS remuneration codes) dictate, the percentage of the incentive delivered in the form of cash/restricted shares would be reduced/increased respectively).

Legacy Henderson Long Term Incentive Plans

No further grants will be made under the legacy Henderson Long Term Incentive Plan (LTIP) in respect of the 2017-2020 plan cycle or in future years.

‘In-flight’ plans

Mr Formica is an active participant in three separate LTIP cycles – these will be subject to the following changes:

LTIP Cycle	Amendments to plans
2014-2017 plan cycle

•                  As this cycle has only 6 months to run until the second and final tranche vests, this award will remain unchanged and will vest, subject to achievement of the relevant performance metrics, as scheduled.

2015-2018 and 2016-2019 plan cycles

•                  The quantum and vesting/release cycles of these awards will remain unchanged. The performance metrics for these plans will be measured as at the date of Completion to determine the appropriate level of vesting in the period up to Completion.

•                  For the period post-Completion to the end of the relevant performance period, the metrics will be amended to ensure they remain relevant and stretching following the merger.

•                  There will be no acceleration of vesting or release with the awards vesting at the originally scheduled vesting dates and to subject to the original holding periods.

•                  The current and revised measures are set out below:

	Period(s) to Completion:		Period(s) post Completion:
	TSR measured equally against FTSE 350 and ASX 100	50%	TSR against a 13 Company global asset management Peer Group (‘the Peer Group’)	50%

	3 year Investment Performance (legacy Henderson funds only)	15%	3 year Investment Performance (all Janus Henderson funds)	25%

	Net Flows (as percentage of opening AUM)	15%	Growth in Net Income Before Tax (NIBT) relative to the Peer Group	25%

	Growth in Operating Margin	10%	No replacement measure

	Achievements against People Strategy	10%

2017–2020 plan cycle

As part of the 2016 year end review process, Mr Formica was advised of an indicative face value of award (£2,162,500) which it was proposed would be granted under LTIP 2017, but that the precise details and nature of award could not be confirmed until after the result of the merger vote and subject to any subsequent changes in remuneration policy and/or structure. This was reported and stated in the Henderson 2016 Directors’ Remuneration Report and the merger Circular. As of the date of this announcement, no awards have formally been granted under the plan.

As set out above, the Group’s remuneration arrangements will no longer include a remuneration component equivalent to the legacy Henderson LTIP. As a result, it has been decided that no awards should ultimately be granted under LTIP 2017, as this will inevitably prolong the shelf life of a legacy plan and maintain inconsistencies in remuneration arrangements between legacy Janus and Henderson Executive Directors.

In lieu of the proposed LTIP award, Mr Formica will be granted an award of restricted stock units, vesting schedules and holding periods remain the same (and in the same proportions) as would have applied under LTIP 2017. To reflect the removal of performance conditions which would otherwise have applied to the award had it been granted under the LTIP structure, the face value of the award will be discounted by 50%.

The award will be granted under the legacy Janus LTI plan with an effective grant date of 11 August 2017 based on the 4-day average closing price of shares listed on the NYSE (from 8-11 August), converted using the spot FX rate on 11 August. Mr Formica will also separately agree that the leaver treatment, malus and clawback provisions which would have applied to LTIP 2017 will be replicated in relation to this award.

It should be noted that Mr Weil has never been a participant in the LTIP arrangements and therefore none of the above changes apply to him.